Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form 1-A Regulation A Offering Statement of our report October 9, 2023, relating to our audit the financial statements of DeepPower, Inc. as of December 31, 2022, and for the period from June 7, 2022 (inception) through December 31, 2022, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC

The Woodlands, Texas

December 21, 2023